AMENDED REGULATION A - TIER, AS AMENDED, JOBS ACT
NARRATIVE SUPPLEMENT TO ELECTRONIC FORM 1-A
OFFERING STATEMENT UNDER THE
SECURITIES ACT OF 1933, AS AMENDED
IN APPLICATION FOR REGIMHRATION BY QUALIFICATION BY:
STATE OF NEW YORK
OFFICE OF THE ATTORNEY GENERAL
INVESTOR PROTECTION BUREAU
November 25, 2016

MID-HUDSON REGION RURAL BROADBAND COMPANY, INC. (MHR)
Issuing Company: Mid-Hudson Region Rural Broadband Company, Inc.
Issuer's Representative & Agent for Service of Process: Tony Ramos, President 1050 Connecticut Ave., NW
Suite 500
Washington, D.C. 20036
202-642-5238
tramos@urbroadband.com



IRS EIN # 47-2114019
CLASSIFICATION CODE NUMBER: 522220


An offering application that is filed with the Securities and Exchange Commission of the United States Government with the filing of Form 1-A, as amended, effective June 19, 2015. A Reg. A. - Tier 1 application, for which final compliance is made by the regiMHRation for qualification application that is made with the State of New York - Office of the Attorney General - Investor Protection Bureau.



































TABLE OF CONTENTS - PER FORM 1-A, AS AMENDED BY NEW REG. A

TABLE OF CONTENTS.......................................................i-ii

INTRODUCTION............................................................1

ITEM 1. SIGNIFICANT PARTIES LIST........................................1-4

ITEM 2. APPLICATION OF RULE 262.........................................4-5

ITEM 3. AFFILIATE SALES  ...............................................5

ITEM 4. JURISDICTIONS IN WHICH SECURITIES ARE TO BE OFFERED.............5

ITEM 5. UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN ONE YEAR..........6-7

ITEM 6. OTHER PRESENT OR PROPOSED OFFERINGS.............................8

ITEM 7. MARKETING ARRANGEMENTS..........................................8-9

ITEM 8.  RELATIONSHIP WITH MHR OF EXPERTS NAMED
IN OFFERING STATEMENT...................................................9

ITEM 9. USE OF A SOLICITATION DOCUMENT TO INDICATE WHETHER
OR NOT A PUBLICATION AUTHORIZED BY RULE 254 WAS USED PRIOR
TO THE FILING OF THIS NOTIFICATION......................................10








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SUPPLEMENTAL INFORMATION AS REQUIRED BY PART III OF FORM
REGULATION A, AS AMENDED................................................10











































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INTRODUCTION.

Mid-Hudson Region Rural Broadband Company, Inc. (hereinafter, MHR), has made a registration by qualification application for Regulation A, as amended, JOBS Act - Tier 1 - with the United States Securities and Exchange Commission (SEC). Final SEC registration will be accomplished upon qualification by the State of New York - Office of the Attorney General - Investor Protection Unit.

Statements made in this Offering Statement, are forward-looking.

The information contained in this Offering Statement adds to, and makes more readable, the information that is contained on the electronic Form 1-A. This Offering Statement should not be taken as a substitute for Form 1-A. A copy of the electronic Form 1-A is made a part of this New York Registration by Qualification Application.


ITEM 1. Significant Parties

List the full names and business and residential addresses, as applicable, for the following persons:

(a) MHR's directors:

Tony Ramos, Chairman

Business address:
1050 Connecticut Ave., NW
Suite 500
Washington, D.C. 20036

Home address:
1805 Key Blvd.
Apt. 513
Arlington, VA 22201








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David J. Karre, M.B.A, M.L.S., (retired) Vice Chairman of the Board

Home address:
4153  Marietta Dr.
Vestal, NY 13850


Rex R. Helwig

Business address:
Finger Lakes Library System
1300 Dryden Road
Ithaca, NY 14850

Home address:
6 Sunset Ave.
Cortland, NY  13045

(b) MHR's officers:

Tony Ramos, President

David J. Karre, M.B.A, M.L.S., Vice President and Secretary

Rex R. Helwig, Treasurer



(c) as MHR is a for-profit C corporation, it does not have 'general partners,' in the sense that limited liability companies have such;



(d) record owners of 5 percent or more of any class of MHR's equity securities:

Rural Broadband Company, Inc., owns 55% of MHR.

Lusosystems, Inc. owns 10% of MHR.









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All shares of all shareholders, and all shares to be offered in this offering circular are common/voting shares;


(e) there are no beneficial owners of any shares in MHR, and thus, no beneficial owners of 5 percent or more of any class of MHR's equity securities:



(f) promoters of MHR:

There are no promoters of MHR as of yet, until qualification;


(g) affiliates of MHR:

MHR has no affiliates;


(h) counsel to MHR with respect to the proposed offering:

MHR has no counsel who appear as 'of record' for it at this time;

(i) each underwriter with respect to the proposed offering:

MHR has, as of yet, no underwriters, or any other third-party sellers, because it has not yet been qualified. Upon qualification, and consistent with Reg. A+ rules, and rules of the State of New York, MHR will, immediately, seek to retain said third-party sellers, and will, accordingly, and as required by such rules and laws, make any further amendments to this offering statement as to be in compliance with said rules and laws;


(j) the underwriter's directors:

Consistent with Item 1 (i), above, there are no underwriter's directors;

(k) the underwriter's officers:

Consistent with Item 1 (i), above, there are no underwriter's directors;


(l) the underwriter's general partners:

Consistent with Item 1 (i), above, there are no underwriter's directors;







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(m) counsel to the underwriter:

Consistent with Item 1 (i), above, there are no underwriter's counsel;

ITEM 2. Application of Rule 262

(a) State whether any of the persons identified in response to Item 1 are subject to any of the disqualification provisions set forth in Rule 262:

There are no persons identified in response to Item 1 who are subject to any disqualification provisions set forth in Rule 262;

(b) If any such person is subject to these provisions, provide a full description including pertinent names, dates and other details, as well as whether or not an application has been made pursuant to Rule 262 for a waiver of such disqualification and whether or not such application has been granted or denied:

There are no persons identified in response to Item 1 who are subject to any disqualification provisions set forth in Rule 262;

(c) Supplement to this Amended Offering Statement, in reply to the Commission's letter, dated July 24, 2015: correction of inadvertent error as to the box checked on Item 3 of the online Form 1-A.

Through inadvertence, the applicant checked the second box on this section.

After discussion with Commission counsel pursuant to the Commission's letter to which this reply is directed, the applicant has unchecked the second box.

The Commission's letter, in any event, seeks further information and clarification with respect to this section.

Under 17 CFR 230.262 (a) & (b), for the following reasons, the applicant has now corrected the inadvertence and declares here that neither MHR, under (a), nor any of MHR's representatives or other persons under (b) are subject to the provisions of this Rule.










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As a threshold matter, under (a)(4) there are no matters under a 'court of competent jurisdiction,' meaning an Article III forum, for which MHR has ever been the subject of any matter.

Similarly, under (b)(2), for the same reasons, no persons are similarly subject to Rule 262.

Further, none of the applicant companies have received any contact from any State Blue Sky enforcement offices, including MHR.

ITEM 3. Affiliate Sales

If any part of the proposed offering involves the resale of securities by affiliates of MHR[1], confirm that the following description does not apply to MHR: MHR has not had a net income from operations of the character in which MHR intends to engage for at least one of its last two fiscal years:

The proposed offering does not involve the resale of securities by affiliates[2] of MHR.

ITEM 4. Jurisdictions in Which Securities Are to be Offered

(a) List the jurisdiction in which the securities are to be offered by underwriters, dealers or salespersons:

The securities will be offered in such jurisdictions where such third-party sellers are authorized to sell them. All marketing and sales for the first $6 million[3] of this offering will be conducted, as permitted by the Reg. A+ rules, only by such third-party sellers;

(b) List the jurisdictions in which the securities are to be offered other than by underwriters, dealers or salesmen and state the method by which such securities are to be offered:

MHR intends no offering of the securities other than by the third-party sellers. MHR seeks registration by qualification in compliance with the Blue Sky requirement of Tier 1, only in the State of New York. The $6 million[4] of this offering, for which this registration application is limited, is to be sold only by third-party sellers.


[1] MHR has no affiliates.
[2] MHR has no affiliates.
[3] The minimum of this offering is $ 3 million and the maximum of this offering is $6 million.
[4] The minimum of this offering is $ 3 million and the maximum of this offering is $6 million.


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ITEM 5. Unregistered Securities Issued or Sold Within One Year

(a) As to any unregistered securities issued by MHR, or any of its predecessors or affiliated issuers within one year prior to the filing of this Form 1-A, state:

(1) the name of such Issuer:

Mid-Hudson Region Rural Broadband Company, Inc.;

(2) the title and amount of securities issued:

JOBS Act/Rule 506, with form Regulation D filed with the SEC for 352,943 shares, common/voting per Rule 506 rules (SEC CIK #: 0001644516). The registration may be viewed, as shown on the SEC's EDGAR electronic system, here:

https://www.sec.gov/Archives/edgar/data/1644516/000164451615000009/
0001644516-15-000009-index.htm

The issuer on Form Reg. D, and for this offering statement, MHR, are one and the same.

(3) the aggregate offering price or other consideration for which they were issued and basis for computing the amount thereof:

Per Rule 506, limiting share prices to one price and one class: $100 per share, based upon computing the amount needed for project funding;

(4) the names and identities of the persons to whom the securities were issued:

those persons listed in this Amended Offering Statement, and in addition:

A . Michael D. Lang, registered broker at Wells Fargo, personal issue, not for sale - shares for services - company organizing liaison with Mr. Ramos in Washington, D.C.;






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	B. Colleen Ehrhart, graphics artist/logo designer - shares for services
- extensive web design with no monetary compensation;



	C. Anthony J. Castaldo, company pioneer, interconnector Designer - shares for services - extensive technology work, with very little compensation;

(b) As to any unregistered securities of MHR, or any of its predecessors or affiliated issuers which were sold within one year prior to the filing of this Form 1-A by or for the account of any person who at the time was a director, officer, promoter or principal security holder of MHR of such securities, or was an underwriter of any securities of MHR, furnish the information specified in subsections (1) through (4) of paragraph (a):


There have been no sales of any unregistered securities of MHR or any of its predecessors or affiliated issuers which were sold one year prior to the filing of this Form 1-A, by or for the account of any person who at the time was a director, officer, promoter or principal security holder of MHR securities, or who was an underwriter of any securities of MHR.

(c) Indicate the section of the Securities Act or Commission rule or regulation relied upon for exemption from the registration requirements of such Act and state briefly the facts relied upon for such exemption:

Section: JOBS Act, Rule 506, which may be viewed at: 17 CFR 230.506.

For purposes of clarification, although MHR is registered with the SEC under Rule 506, and seeks qualification by the SEC in this Reg. A+ offering, both before the SEC and the State of New York, MHR is seeking only the registration by qualification as to JOBS Act - Regulation A - Tier 1 with respect to the State of New York.

Facts relied on: in accordance with JOBS Act rules and regulations as published in the Federal Register, to include, sales for investment purposes only, single price, single class.






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ITEM 6. Other Present or Proposed Offerings: state whether or not MHR or any of its affiliates[5] is currently offering or contemplating the offering of any securities in addition to those covered by this Form
1-A:

With the exception of the Rule 506 offering that is already registered with the SEC with the filing of Form Reg. D, MHR, does not offer, and is not contemplating offering any securities in addition to those covered by this Form 1-A, through third-party sellers. To be clear, the SEC has provided guidance on this issue in stating that the Rule 506 offering and this Reg. A+ offering may offered in parallel form, and thus, any sales under each will be governed by the rules and laws of each.

ITEM 7. Marketing Arrangements

(a) Briefly describe any arrangement known to MHR or to any person named in response to Item 1 above or to any selling securityholder in the offering covered by this Form 1-A for any of the following purposes:

(1) To limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution:

There are no 'other securities of the same class as those to be offered for the period of distribution for this Reg. A+ offering.' This said, upon the completion of the sale of the first $6 million in shares, MHR intends to seek registration by qualification, in order to sell the remaining $14 million of the $20 million that are authorized to be sold under Reg. A+ - Tier 1;

(2) To stabilize the market for any of the securities to be offered:

The market is not known, and further, there are no persons known who have indicated an intent to make any purchases that would stabilize the market for the securities to be offered;













[5] MHR has no affiliates.


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(3) For withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation:

There are no arrangements for withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of its participation, because there are, as of yet, no such agreements with any third-party sellers;

(b) Identify any underwriter that intends to confirm sales to any accounts over which it exercises discretionary authority and include an estimate of the amount of securities so intended to be confirmed:

As there are no underwriters as of yet, there are no known underwriters who intend to confirm sales to any accounts over which he/she exercises discretionary authority and thus, and no estimate of the amount of securities so intended to be confirmed may be made at this time.

ITEM 8. Relationship with MHR of Experts Named in Offering Statement

If any expert named in the offering statement as having prepared or certified any part thereof was employed for such purpose on a contingent basis or, at the time of such preparation or certification or at any time thereafter, had a material interest in MHR or any of its parents or subsidiaries or was connected with MHR, or any of its subsidiaries, as a promoter, underwriter, voting trustee, director, officer or employee furnish a brief statement of the nature of such contingent basis, interest or connection:

There are no experts named in this offering statement, none have been employed as such, none who have a material interest, other than as shareholders and founders, none who have any connection to MHR as a promoter, underwriter, voting trustee, director, officer, or employee.

Founding shareholders, almost all of whom are executives, have, however, utilized their own expertise since the group was formed in March, 2009.







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ITEM 9. Use of a Solicitation of Interest Document

Indicate whether or not a publication authorized by Rule 254 was used prior to the filing of this notification:

No publication was prepared, and, therefore, none was submitted to the SEC as of the request for pre-approval of this Offering Statement by the SEC. Any such proposed future publications will be processed pursuant to Rule 254.

III. Supplemental Information as Required by Form 1-A

The following supplemental information is furnished:

a ) a statement as to whether or not the amount of compensation to be allowed or paid to the underwriter has been cleared with the NASD:

No underwriting decisions have been made as of the request for pre-approval of this Offering Statement because MHR has not located any underwriters who are taking the new Regulation A offerings. As such, no, there is nothing to be cleared with NASD;

b ) any engineering, management or similar report referenced in the offering statement:

no engineering, management or similar reports are referenced in this offering statement;

c ) such other information as requested by the staff in support of statements, representations and other assertions contained in the offering statement:

MHR certifies that it has, to the best of its ability, replied to all such supplemental requests by regulators as of the date on the cover of this document.








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